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                                                                     Exhibit 3.4

                             ARTICLES OF AMENDMENT
                                      OF
                           ARTICLES OF INCORPORATION
                                      OF
                               HEALTHWATCH, INC.

     The undersigned, Paul Harrison, as President of HealthWatch, Inc., a corporation organized and existing under the laws of the State of Minnesota, does hereby certify that, pursuant to actions taken by the Board of Directors on December 8, 1999, pursuant to Sections 302A.139 and 302A.402 of the Minnesota Business Corporation Act, the following resolutions were duly adopted by the Board of Directors:

     RESOLVED, that the first paragraph of Article III (Sections A and B thereof not being amended or otherwise changed) of the Articles of Incorporation of the corporation be amended (such amendment not adversely affecting the rights or preferences of the holders of outstanding shares of any class or series and not resulting in the percentage of authorized shares of the corporation which were unissued prior to the change exceeding the percentage of such shares that are unissued after the change) to effect a one-for-five reverse stock split, by replacing that paragraph with the following:

                                 "ARTICLE III

          Effective at the close of business on December 21, 1999, the total number of shares of all classes of stock that the corporation shall be authorized to issue shall be eleven million (11,000,000) shares, divided into the following: (i) one million (1,000,000) shares of Preferred Stock, of the par value of $.05 per share; and (ii) ten million (10,000,000) shares of Common Stock, of the par value of $.05 per share. A description of the respective classes of stock and a statement of the designations, preferences, limitations and relative rights of such classes of stock and the limitations on or denial of the voting rights of the shares of such classes of stock are as described in Sections A and B of this Article III.

          Effective at the close of business on December 21, 1999, each five (5) issued and outstanding shares of Common Stock of the corporation shall be combined into one (1) validly issued, fully paid and non-assessable share of Common Stock; and each five (5) issued and outstanding shares of Preferred Stock of the corporation shall be combined into one (1) validly issued, fully paid and non-assessable share of Preferred Stock, of the same Series. If as a result of such combination, a shareholder would otherwise be entitled to receive a fractional share of 0.5 shares or more, such shareholder shall receive instead of that fraction the next higher whole number of shares. If as a result of such combination, a shareholder would otherwise be entitled to receive a fractional share of less than 0.5 shares, such shareholder shall receive instead the next lower whole number of shares. Each person at that time holding of record any issued and outstanding shares of Common Stock or Preferred Stock shall receive upon surrender thereof to the corporation's authorized stock transfer agency a stock certificate or certificates to evidence and represent the number of shares of post-reverse stock split Common Stock or Preferred Stock, as the case may be, to which the stockholder is entitled after this reverse split. All preferences, rights and limitations of the various series of Preferred Stock shall be adjusted appropriately to account for said stock split, as determined by the Board of Directors of the corporation, so as to ensure that such preferences, rights and limitations are the same immediately following the stock split as immediately prior to the stock split."

        FURTHER RESOLVED, that there shall be reserved for issuance out of the issued and outstanding shares of common and preferred stock of the Corporation an additional number of shares sufficient if needed to be issued as a result of rounding fractional shares upward to the nearest whole share; and

        FURTHER RESOLVED, that the Chairman of the Board and President of the Corporation be, and they
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hereby are, authorized and directed to file Articles of Amendment of the
Articles of Incorporation of the Corporation embodying the foregoing resolution and to cause the same to be filed with the Secretary of State of the State of Minnesota in accordance with the laws of the State of Minnesota.

        WITNESS the consent of the Directors, effective as of the date first set forth above.

                                   /s/ Paul W. Harrison
                                   --------------------
                                   Paul Harrison, Director

                                   /s/ Sanford Schwartz
                                   --------------------
                                   Sanford Schwartz, Director

                                   /s/ Richard Case
                                   ----------------
                                   Richard Case, Director

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